UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE GEO GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

March 18, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Wednesday, April 29, 2015, at 9:00 A.M. (EDT) at The Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432. We hope that you will be able to attend.

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process will significantly lower the costs of printing and distributing our proxy materials. On or about March 18, 2015, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend. If you wish to attend the meeting, please refer to page 47 for additional guidelines.

Sincerely,

George C. Zoley

Chairman of the Board,

Chief Executive Officer and Founder

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on April 29, 2015

March 18, 2015

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Wednesday, April 29, 2015, at 9:00 A.M. (EDT) at The Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432 for the purpose of considering and acting on the following proposals:

(1)	To elect six (6) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2015;

(3)	To hold an advisory vote to approve named executive officer compensation; and

(4)	To approve The GEO Group, Inc. Senior Management Performance Award Plan, which we refer to as the Performance Award Plan.

Only shareholders of GEO’s common stock of record at the close of business on March 10, 2015, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

John J. Bulfin

Senior Vice President, General Counsel

and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON WEDNESDAY, APRIL 29, 2015.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

March 18, 2015

The GEO Group, Inc. (“GEO,” the “Company,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held at The Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432, April 29, 2015, at 9:00 A.M., Eastern Daylight Time. Please note that the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the Internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or the Internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2015;

“FOR” the advisory approval of the resolution on named executive officer compensation; and

“FOR” the proposal to approve The GEO Group, Inc. Senior Management Performance Award Plan, which we refer to as the Performance Award Plan.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2015 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors, the advisory vote to approve named executive officer compensation, and the proposal to approve the Performance Award Plan are not considered routine matters. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors, the advisory vote to approve named executive officer compensation, and the proposal to approve the Performance Award Plan.

This proxy statement, the notice of annual meeting, the proxy card and our 2014 annual report will be mailed or made accessible via the Internet on or about March 18, 2015.

Management is not aware of any other matters to be presented for action by shareholders at the annual meeting.

Holders of GEO common stock at the close of business on March 10, 2015, the record date, will be entitled to one vote for each share of common stock standing in their name on the books of GEO at that date. On March 10, 2015, GEO had 74,632,641 shares of common stock outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a majority of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote to approve named executive officer compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. The proposal to approve the Performance Award Plan will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposal but will not be counted as “votes cast” with respect to the election of directors, the advisory vote to approve named executive officer compensation, and the proposal to approve the Performance Award Plan. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on Wednesday, April 29, 2015. The Proxy Statement and

2014 Annual Report to Shareholders are available at www.proxyvote.com.

1.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 20, 2015 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares in person.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

PROPOSAL 1:

ELECTION OF DIRECTORS

Director Nominees

GEO’s board of directors is currently comprised of six (6) members. Except for Ms. Julie Myers Wood, each of the nominees are presently directors of GEO and were elected by the shareholders at GEO’s 2014 annual meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the board of directors appointed Ms. Julie Myers Wood as a member of the board of directors effective July 2, 2014. On December 9, 2014, the board of directors received a letter from Norman A. Carlson informing it that he was retiring from the board of directors and all committee positions effective December 31, 2014. As a result, GEO had one director vacancy. On February 5, 2015, the Nominating and Corporate Governance Committee recommended and the board of directors approved that the size of the board of directors be contracted from seven (7) members to six (6) members. Upon the recommendation of the Nominating and Corporate Governance Committee, the board of directors has nominated the six (6) persons listed below to stand for election for a new term expiring at the 2016 Annual Meeting of Shareholders.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are duly elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Director Nominees	Age	Since	Current Positions
Clarence E. Anthony	55	2010	Director
Anne N. Foreman	67	2002	Director
Richard H. Glanton	68	1998	Director
Christopher C. Wheeler	68	2010	Director
Julie Myers Wood	45	2014	Director
George C. Zoley	65	1988	Chairman and Chief Executive Officer

The following is a brief biographical statement for each director nominee:

Director Nominees

Clarence E. Anthony — Mr. Anthony has served as a director of GEO since 2010. Mr. Anthony has been the President and CEO of Anthony Government Solutions, Inc., a government relations consulting firm based in West Palm Beach, FL since June 2009. From 2004 through 2009, he was the Chief Marketing Officer & EVP at PBS&J, an international engineering and construction management firm. From 2004 to 2006, he served as the National Business Development & Government Relations Director for PBS&J. From 1996 to 2004, Mr. Anthony was President and CEO of Emerge Consulting. Since 1999, Mr. Anthony has served on the board of directors of Bealls, Inc., a privately held $1.5 billion dollar clothing and retail corporation headquartered in Bradenton, Florida. From 2004-2009, Mr. Anthony was on the board of directors of PBS&J, Inc. where he served as Presiding Director of the Board for fiscal year 2008-2009. From 1998-2007, Mr. Anthony served on the board of CentraCore Properties Trust (formerly Correctional Properties Trust). Mr. Anthony served as mayor of South Bay, Florida for 24 years and served as president of the National League of Cities in 1999. In January 2013, he was named the Executive Director of The National League of Cities, the oldest and largest organization of municipal officials in the United States. He is also an active member of the National Black Caucus of Local Elected Officials. Mr. Anthony earned a bachelor’s degree in Social Science from Florida Atlantic University and holds an M.P.A., Public Administration with Specialization in Environmental Growth Management, from Florida Atlantic University.

Mr. Anthony brings extensive government and corrections industry knowledge to the board of directors. Mr. Anthony’s experience as an independent director with CentraCore Properties Trust (including his familiarity with that company’s financing and operations) provides corrections industry knowledge and experience that strengthens the board of directors’ collective knowledge, capabilities and experience.

Anne N. Foreman — Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a court appointed trustee of the National Gypsum Company Bodily Injury Trust, a trust created for the purpose of resolving asbestos related bodily injury liabilities of the National Gypsum Company. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, Phi Beta Kappa, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor, cum laude, from American University in Washington, D.C. where she was a member of the Law Review. She was awarded an honorary doctorate of law from Troy State University. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation, a then publicly-traded security and corrections corporation, for nine years. She has served on public and private U.S. and U.K. boards of directors, and on their audit, compensation and corporate governance committees for 20 years. Ms. Foreman is chairman of the board of directors of Trust Services, Inc., a claims-processing facility located in Greenville, Texas which processes the claims of and provides related financial management and administrative services to various asbestos and silica trusts. She has been a member of the board since 1998. Ms. Foreman is on the board of directors of Ultra Electronics Defense, Inc. (UEDI), a US holding company which controls ten US companies owned by the publicly-traded UK corporation, Ultra Electronics, Plc. UEDI companies specialize in defense electronics and other defense solutions and is headquartered in Fishers, New York. Ms. Foreman has been a UEDI board member since 1999.

Ms. Foreman brings extensive legal, government contracting and international experience to the board of directors. Her service in two Senate-confirmed positions in the Air Force, and in private sector and government positions abroad provide leadership, government affairs and international transactional skills. Her experience as a board member of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

Richard H. Glanton — Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton is the Founder and has served as Chairman, and Chief Executive Officer of Electedface Inc., a social media company based in Princeton, New Jersey offering a centralized platform that encourages interaction on a local and global level with individuals and organizations of all types, including government officials, educational institutions, and their leaders, businesses, faith groups, cultural icons and establishments and community associations, since January 2010. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003-2008. From 1983 to 2003, he was a Partner at Wolf Block LLP (1983-86) and at Reed Smith LLP (1986-2003). From 1990 to 1998, he served as President of the Barnes Foundation in Merion Pennsylvania, a foundation established to promote education and the appreciation of fine arts and horticulture. Mr. Glanton has approximately 30 years of continuous experience serving on boards of publicly traded companies, private companies and non-profit institutions. Mr. Glanton is a member of the board of directors, Lead Director, a member of the Executive Committee, and Chairman of the Governance Committee and CEO Succession Committee of Aqua America Corporation, a publicly traded holding company for regulated utilities providing water and wastewater services. Mr. Glanton is also a member of the board of directors and Chairman of the Compensation Committee of Mistras Group, Inc., a publicly traded company providing technology-enabled asset protection solutions used to evaluate the structural integrity and reliability of critical energy, industrial and public infrastructure. From 1990 until 2003, he served as director of PECO Energy and Exelon Corporation Boards until he resigned to assume a senior management position within PECO\Exelon at the request of its Chairman. He served as a director of CGU of North America, part of the Scottish based group of property casualty insurance companies, from 1983 to 2003 when it was sold to White Mountain Group of Exeter, New Hampshire and Berkshire Hathaway. From 1986 to 1988, he served as Co-chairman of the George H. W. Bush National Finance Committee for Vice President of The United States and Chairman of the Pennsylvania Bush (41) Finance Committee. He has served on the boards of the following non-profit institutions: Children Hospital of Philadelphia, Hahnemann University Hospital, Boy Scouts of Southeast Pennsylvania, Philadelphia Community College, Lincoln University and Morris Arboretum of the University of Pennsylvania. He received his bachelor’s degree in English from University of West Georgia in Carrollton, Georgia and his juris doctor from the University Of Virginia School Of Law in Charlottesville, Virginia.

Mr. Glanton’s experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities are important qualifications for the board of directors. His extensive corporate finance and legal knowledge also contribute to the board of directors’ collective knowledge, capabilities and experience.

Christopher C. Wheeler — Mr. Wheeler has served as a director of GEO since 2010. Mr. Wheeler retired from Proskauer Rose LLP in January 2010, where he served as a member of the Corporate Department and a partner in the firm’s Florida office for nearly 20 years. Mr. Wheeler has had extensive experience in real estate and corporate law, institutional lending, administrative law and industrial revenue bond financing. He has acted as counsel for developers, institutions and large property holders in connection with the purchase, sale, refinancing or operation of real estate properties. Mr. Wheeler is a graduate of Hamilton College and Cornell Law School and was a member of the managing Board of Editors of the Cornell Law Review. Active in professional, charitable and philanthropic matters and community affairs, Mr. Wheeler presently serves on the Board of Trustees of the Boca Raton Regional Hospital, BRRH Corporation, a charitable organization for Boca Raton Regional Hospital, and the Board of Directors of the Florida Atlantic University Foundation. He is a former member of the Board of Directors of Pine Crest Preparatory School and the Board of Directors of Ronald McDonald House Charities of South Florida. Mr. Wheeler also served as a member of the Grievance Committee for the Fifteenth Judicial Circuit of Florida.

Mr. Wheeler brings extensive real estate, finance and legal knowledge to the board of directors. His credentials in lending and bond financing strengthens the board of directors’ collective knowledge, capabilities and experience.

Julie Myers Wood — Ms. Wood was appointed as a director in July 2014. She is currently the Chief Executive Officer of Guidepost Solutions LLC (“Guidepost”), a company specializing in monitoring, compliance, international investigations and risk management solutions, after joining the organization in 2012 as president of its Compliance, Federal Practice and Software Solutions division. In September 2012, Guidepost acquired ICS Consulting, LLC, a company founded by Ms. Wood in 2009. Prior to founding ICS Consulting, LLC, Ms. Wood served as head of Immigration and Customs Enforcement for the Department of Homeland Security from January 2006 to November 2008 where she led the largest investigative component of the Department and the second largest investigative agency in the federal government with a budget of nearly $6 billion and 15,000 employees. Ms. Wood also served in several other senior positions in the federal government including Assistant Secretary for Export Enforcement at the Department of Commerce and Chief of Staff for the Criminal Division at the Department of Justice. Ms. Wood earned a Bachelor of Arts degree in English at Baylor University and a Juris Doctor cum laude from Cornell Law School.

Ms. Wood brings extensive federal government, legal and management experience to the board of directors. Her experience in the private sector, including in compliance and risk assessments, and her former government positions, including as Head of Immigration and Customs Enforcement, strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley — Mr. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide. Mr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley was the recipient of the Ellis Island Medal of Honor in 2002.

Mr. Zoley is one of the pioneers in the private corrections industry. As the founder of The GEO Group, Inc., his industry knowledge, experience and leadership is invaluable to the operation and development of the company. His 30 years with the company make him uniquely qualified to be the Chairman of the Board and CEO.

The election of each director will require the affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the six nominees for director.

Director Emeritus

Norman A. Carlson — In connection with Mr. Carlson’s retirement from the board of directors and in recognition of Mr. Carlson’s 20 years of distinguished service, his invaluable expertise in the corrections industry and his extensive knowledge of GEO and its operations, the board of directors appointed Mr. Carlson to the position of Director Emeritus of GEO effective January 1, 2015. As Director Emeritus, Mr. Carlson will consult with GEO and the Board and may attend, but not vote at, meetings of the Board. Article VI, Section 8 of GEO’s bylaws expressly provide that the board of directors may appoint persons to serve as Director Emeritus. Mr. Carlson’s status as Director Emeritus will be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

EXECUTIVE OFFICERS OF GEO

The executive officers of GEO as of March 10, 2015 are as follows:

Name	Age	Position
George C. Zoley	65	Chairman of the Board, Chief Executive Officer and Founder
Brian R. Evans	47	Senior Vice President and Chief Financial Officer
John M. Hurley	67	Senior Vice President; President, GEO Corrections & Detention
Ann M. Schlarb, Ph.D.	50	Senior Vice President; President, GEO Care
John J. Bulfin	61	Senior Vice President, General Counsel and Secretary
David J. Venturella	48	Senior Vice President, Business Development
Thomas M. Wierdsma	64	Senior Vice President, Project Development
Stephen V. Fuller	60	Senior Vice President, Human Resources
Ronald A. Brack	53	Vice President, Chief Accounting Officer and Controller
Shayn P. March	49	Vice President, Finance and Treasurer

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

Brian R. Evans — Mr. Evans assumed the role of Chief Financial Officer for the Company in August 2009. Mr. Evans was GEO’s Vice President of Finance and Treasurer from May 2007 to August 2009 and Chief Accounting Officer from May 2003 to August 2009. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP and from 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a bachelor’s degree in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

John M. Hurley — As a Senior Vice President of GEO since 2000 and President of GEO Corrections & Detention since late 2006, Mr. Hurley is responsible for the overall administration and management of GEO’s correctional and detention facilities. In 2010, Mr. Hurley was assigned operational oversight for GEO International Services in addition to his responsibilities for U.S. Corrections and Detention management. From 1998 to 2000, Mr. Hurley served as Warden of GEO’s South Bay, Florida correctional facility. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.

Ann M. Schlarb — Dr. Schlarb joined GEO in 2011 as Vice President of ISAP Services as a result of GEO’s acquisition of BI. She was promoted to Divisional Vice President, BI, in May 2012 and was then promoted to Senior Vice President and President of GEO Care in July 2014. Dr. Schlarb began her criminal justice career in 1986 working as a detention officer for the Bexar County Sheriff’s Department and later as a probation officer and Assistant Director of Operations and Treatment for a Probation Violators facility in Bexar County, Texas. Dr. Schlarb joined BI Incorporated in 1995 and was involved in the development, implementation, and operations of two different national programs, one providing supervision and treatment services to offenders in the Criminal Justice System, and the other overseeing field operations for the immigration services division of BI. Dr. Schlarb is now responsible for the GEO Care division of GEO which encompasses intensive residential treatment, youth services, electronic monitoring equipment and services, and community-based correctional and immigration services. Dr. Schlarb received her B.A. degree from the University of Texas, San Antonio. She earned her Master’s Degree from the University of Phoenix and her Ph.D. from Walden University, and holds several criminal justice certifications.

John J. Bulfin — As GEO’s General Counsel and Secretary since 2000, Mr. Bulfin has oversight responsibility for all GEO litigation, investigations, professional responsibility and corporate governance. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the law firm Wiederhold, Moses, Bulfin & Rubin, West Palm Beach, FL. Mr. Bulfin attended the University of Florida, received his bachelor’s degree cum laude from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.

David J. Venturella — Mr. Venturella joined GEO in July 2012 as Executive Vice President, Corporate Development. In January 2014, he was promoted to Senior Vice President, Business Development. Mr. Venturella is responsible for leading GEO’s business and proposal development efforts. Prior to joining GEO, Mr. Venturella served in various leadership positions, including most recently as the Executive Director for the Office of Enforcement and Removal Operations for U.S. Immigration and Customs Enforcement (ICE) from September 2008 to June 2012. In addition to his 22-year career with ICE, Mr. Venturella has worked in the private sector in business development and strategic planning. He served as Director of Business Development for the Global Security and Engineering Services Unit with L-3 Communications in Chantilly, Virginia from September 2007 to May 2008. He worked for USIS, Inc. from May 2004 to September 2007 serving as Vice President of the Homeland Security Business Unit for USIS in Falls Church, Virginia, where he was credited with increasing annual revenues by an average of 15 percent during his tenure, and serving as Director of Business Development for USIS in the company’s Professional Services Division. Mr. Venturella has a Bachelor of Science degree in Political Science from Bradley University in Peoria, Illinois. He has also completed the Harvard/MIT Executive Leadership Course at Harvard University’s Kennedy School of Government.

Thomas M. Wierdsma — As GEO’s Senior Vice President of Project Development since January 2007, Mr. Wierdsma has oversight responsibility for corporate real estate activities and entitlement, design and construction of GEO’s new and expanded facilities. Prior to joining GEO, Mr. Wierdsma served for 25 years with Colorado-based Hensel Phelps Construction Company in a number of increasingly senior positions, the last being Director of Project Planning and Development. Mr. Wierdsma attended Valparaiso University and received a Bachelor of Science Degree in Civil Engineering. He is a Registered Professional Engineer and a Designated Design Build Professional.

Stephen V. Fuller — Mr. Fuller has served as Senior Vice President of Human Resources at GEO since 2011. He oversees all human resources functions and employee activities for the Company, which has approximately 19,000 employees worldwide. Mr. Fuller joined GEO in July 2006 as Vice President of Human Resources. Prior to joining GEO, Mr. Fuller served as the Senior Vice President of Human Resources for AmeriPath, Inc. As one of the founding executive officers, Mr. Fuller contributed to this fast-growth company from start-up to annual revenue of $1 billion, with 3,500 employees, physicians and scientists. Mr. Fuller has over 30 years of experience in human resources, a Master’s in Business Administration (Dean’s List) from Nova Southeastern University, and a Bachelor of Science degree in Personnel Management and Industrial Relations from Auburn University. He is also certified as a Senior Professional in Human Resources (SPHR) and is a Certified Compensation Professional (CCP).

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to this, Mr. Brack spent over ten years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP

Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his Master’s in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 10, 2015 (unless stated otherwise) by (i) each nominee for election as director at the 2015 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount & Nature of Beneficial Ownership(2)	Percent of Class(3)

DIRECTOR NOMINEES(4)(5)
Clarence E. Anthony	24,879	*
Anne N. Foreman	41,298	*
Richard H. Glanton	11,081	*
Christopher C. Wheeler	15,645	*
Julie Myers Wood	4,250	*
George C. Zoley	1,130,272	1.5%

NAMED EXECUTIVE OFFICERS(4)(5)
John J. Bulfin	151,518	*
Brian R. Evans	70,732	*
John M. Hurley	100,350	*
Thomas M. Wierdsma(6)	86,787	*
Jorge A. Dominicis(7)	54,155	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (15 Persons)(8)	1,815,168	2.4%

OTHER
The Vanguard Group(9)	10,971,464	14.7%
Blackrock, Inc.(10)	7,379,932	9.9%
Vanguard Specialized Funds – Vanguard REIT Index Fund(11)	5,392,842	7.2%

(1)	Unless stated otherwise, the address of the beneficial owners is c/o The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of March 10, 2015, GEO had 74,632,641 shares of common stock outstanding.

(4)	These figures include shares of common stock underlying stock options held by director nominees and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 10, 2015, in the following amounts: Mr. Anthony — 5,780; Mr. Carlson — 17,430; Ms. Foreman — 11,560; Mr. Wheeler — 1,156; Mr. Zoley — 11,560; Mr. Bulfin — 1,734; Mr. Dominicis — 2,312; Mr. Evans — 9,248; Mr. Hurley — 26,010 and Mr. Wierdsma — 10,404.

(5)	These figures include shares of restricted stock held by director nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Anthony — 9,630; Ms. Foreman — 9,630; Mr. Glanton — 9,630; Mr. Wheeler — 9,630; Ms. Wood — 4,250; Mr. Zoley — 168,712; Mr. Bulfin — 30,761; Mr. Evans — 40,181; Mr. Hurley — 40,181; Mr. Wierdsma — 30,761 and Mr. Dominicis — 21,137.

(6)	Includes 2,272 shares of common stock which Mr. Wierdsma owns indirectly for the benefit of B. Wierdsma, Oliver Thomas Adams, Lauren Diane Wierdsma and Robert Oliver Wierdsma.

(7)	Mr. Dominicis transitioned out of his role as an executive officer of GEO in April 2014. The information included in this table for Mr. Dominicis is based on the Form 4 he filed on August 22, 2014.

(8)	Includes 121,958 shares of common stock underlying stock options held by director nominees and executive officers (15 persons in total) that are immediately exercisable or are scheduled to become exercisable within 60 days of March 10, 2015.

(9)	The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. By Schedule 13G, dated February 9, 2015, Vanguard reported that, as of December 31, 2014, it beneficially owned 10,971,464 shares with sole voting power over 103,564 shares, sole dispositive power over 10,874,625 shares and shared dispositive power over 96,839 shares.

(10)	The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022. By Schedule 13G, dated July 10, 2014, BlackRock reported that, as of December 31, 2014, it beneficially owned 7,379,932 shares with sole voting power over 7,002,734 shares and sole dispositive power over 7,379,932 shares.

(11)	The principal business address of Vanguard Specialized Funds – Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355. By Schedule 13G, dated February 4, 2015, Vanguard Specialized Funds – Vanguard REIT Index Fund reported that, as of December 31, 2014, it beneficially owned 5,392,842 shares with sole voting power over all 5,392,842 shares and with no sole or shared dispositive power over any of the shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held nine meetings during fiscal year 2014. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Clarence E. Anthony, Anne N. Foreman, Richard H. Glanton, Christopher C. Wheeler and Julie Myers Wood qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE Richard H. Glanton, Chairman Clarence E. Anthony Christopher C. Wheeler	CORPORATE PLANNING COMMITTEE Anne N. Foreman, Chairman Clarence E. Anthony Julie Myers Wood

COMPENSATION COMMITTEE Richard H. Glanton, Chairman Anne N. Foreman Christopher C. Wheeler	OPERATIONS AND OVERSIGHT COMMITTEE Clarence Anthony, Chairman Anne N. Foreman Richard H. Glanton Julie Myers Wood

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Anne N. Foreman, Chairman Richard H. Glanton Christopher C. Wheeler	LEGAL STEERING COMMITTEE Christopher C. Wheeler, Chairman Richard H. Glanton Anne N. Foreman

EXECUTIVE COMMITTEE George C. Zoley, Chairman Christopher C. Wheeler Richard H. Glanton	INDEPENDENT COMMITTEE Richard Glanton, Chairman Anne N. Foreman Clarence E. Anthony Christopher C. Wheeler Julie Myers Wood

Audit and Finance Committee

The Audit and Finance Committee met eight times during fiscal year 2014. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is the “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	oversee the independence of the Company’s independent auditor;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•

review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•

review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•

establish, review periodically and update as necessary a Code of Business Conduct and Ethics, ensure that management has established a system to enforce the Code, and review management’s monitoring of the Company’s compliance with the Code;

•

review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met five times during fiscal year 2014. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•

establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•

establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto;

•

review and discuss with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and based on such review and discussion make a recommendation to the Board as to whether the CD&A should be included in our proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met six times during fiscal year 2014.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•

identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	assist the Board in determining and monitoring whether or not each Director and prospective director is an “independent director” within the meaning of any rules and laws applicable to GEO;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•

establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•

periodically review our Code of Business Conduct and Ethics for directors, officers and employees, and approve amendments to the Code of Business Conduct and Ethics to the extent deemed appropriate by the committee;

•

advise the board of directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our board of directors or any executive officers;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity — diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2014 members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2014, the Executive Committee acted three — times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2014 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategic issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and it does not and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name of a nominee for consideration by the Nominating and Corporate Governance

Committee, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Our CEO also serves as the Chairman of the board of directors. Richard H. Glanton has served as Lead Independent Director of the Company since January 1, 2011.

Mr. Glanton has been a director of GEO since 1998 and is currently the Chairman of the Audit and Finance Committee and the Compensation Committee and a member of the Executive Committee, the Nominating and Corporate Governance Committee, the Operations and Oversight Committee and the Legal Steering Committee. As the Lead Independent Director, Mr. Glanton has input to the Chairman of the board on preparation of agendas for board and committee meetings. Mr. Glanton chairs board meetings when the Chairman of the board is not in attendance and provides input to the independent directors and ensures that the effectiveness of the board is assessed on a regular basis. The Lead Independent Director reports to the board regarding deliberations of the independent directors and may recommend special meetings of the independent directors as necessary. Because of Mr. Glanton’s long history as a board member and his service as the Chair of the Audit and Finance Committee and Compensation Committee, the board believes that Mr. Glanton is uniquely qualified to serve as the Lead Independent Director of the Company. In 2012, in connection with our conversion to a REIT, Mr. Glanton was the chairman of a special committee created to review and manage the divestiture of GEO Care, Inc.

As a company that is focused on its core business, we believe the CEO is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our CEO knows the Company’s business, is a pioneer in the industry and has over thirty years of experience, we believe that our CEO is the appropriate person to lead the board of directors. Our overall corporate governance policies and practices combined with the strength of our independent directors and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and CEO.

We believe the current leadership structure of the board of directors supports the risk oversight functions described below by providing independent leadership at the board and committee level through the Lead Independent Director with ultimate oversight by the full board of directors led by our Chairman and CEO. The board of directors periodically reviews and considers whether the current board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•

The Operations and Oversight Committee oversees GEO’s operating risks. The Operations and Oversight Committee meets regularly during the year and on occasions when an operations incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of GEO’s code of business conduct and ethics. The code can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Vice President of Corporate Relations at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Anne Foreman.

Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual meeting of shareholders. All of our directors, except for Ms. Julie Myers Wood who was not a director at the time, attended the 2014 annual meeting of shareholders.

Adoption of Global Human Rights Policy and Ongoing Dialogue

In November 2012, GEO entered into a dialogue with the U.S. Jesuit Conference which included representatives from the National Jesuit Committee on Investment Responsibility and the Interfaith Center for Corporate Responsibility. The purpose of the dialogue was the adoption of a corporate Human Rights policy. On February 14, 2013, GEO’s Board of Directors adopted a Global Human Rights Policy. Representatives of the Jesuit Conference have toured GEO facilities and are continuing the collaboration with GEO towards full implementation of the policy.

Additional information on GEO’s Global Human Rights Policy can be found at

http://geogroup.com/human_rights.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2014 and 2013. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2014 and 2013.

	2014	2013
Audit Fees(1)	$2,665,360	$2,778,983
Audit Related Fees(2)	$373,199	264,415
Tax Fees(3)	$89,613	200,663
All Other Fees	—	—

Total	$3,128,172	$3,244,061

(1)	Audit fees for 2014 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory requirements required domestically and internationally, correspondence with the SEC, comfort letters and consents related to the Company’s Form S-8 registration statement relating to the 2014 Equity Incentive Plan, the unallocated automatic shelf registration statement on Form S-3, the prospectus supplement associated with the 5.875% Senior Notes due 2024, and the prospectus supplement relating to the at-the-market equity offering program. Audit fees for 201 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory requirements required domestically and internationally, correspondence with the SEC, comfort letters and consents related to the Company’s offering memorandums and registration statements on Forms S-4 associated with the 5.125% Senior Notes due 2023 and the 5 7/8% Senior Notes due 2022, and the prospectus supplement relating to the at-the-market equity offering program.

(2)	Audit related fees in 2014 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K and various due diligence services. Audit related fees in 2013 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K and various due diligence services.

(3)	Tax fees for 2014 and 2013 consist of fees for tax compliance and consultation primarily related to GEO’s foreign locations.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related and tax services provided by Grant Thornton to GEO in 2014 and 2013 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2014 and 2013 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2014 and 2013 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our 2006 stock incentive plan, the 2011 employee stock purchase plan and our 2014 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended periodically. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com by clicking the link “About Us” on our homepage and then clicking the link “Corporate Governance”.

Say-on-Pay Results

At our 2014 Annual Meeting of Shareholders, over 99% of the votes cast voted to approve the advisory resolution on our executive compensation referred to as the “say-on-pay” vote. The Compensation Committee believes that the positive outcome of the say-on-pay vote supports the compensation arrangements established by the Compensation Committee. The Compensation Committee considered the results of the shareholder vote on the 2014 “say-on-pay” proposal as one of the many factors relevant in connection with the discharge of its responsibilities along with the advice of its independent compensation consultant and shareholder feedback. During 2014, the Compensation Committee continued the compensation program in place during 2013. The Compensation Committee approved a number of changes to the compensation program during 2012 and 2013 as a result of the consideration of many factors, including the results of prior “say-on-pay” votes, the advice of its independent compensation consultant and shareholder feedback.

Independence of Compensation Consultant

The Compensation Committee assessed the independence of Pay Governance LLC, its compensation consultant, taking into account the following factors:

•	Other services provided by Pay Governance;

•	The amount of fees paid by GEO to the consultant as a percentage of its total revenues;

•	Any business or personal relationships between the consultant (including its representatives) and GEO’s directors or senior officers; and

•	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in GEO.

Pay Governance has attested to its independence and does not provide any services to GEO other than those related to executive compensation consulting. Based on its assessment, the Compensation Committee agreed that the compensation consultant is independent and that the compensation consultant’s work has not raised any conflict of interest.

Overview of Compensation Structure

Our compensation structure for named executive officers has historically consisted of four basic components — an annual base salary, an annual cash incentive bonus, an annual equity compensation grant and certain other benefits and perquisites, as more fully described below.

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers the data and analyses prepared by Pay Governance, historical pay to the named executive officers and the appropriateness of such compensation, including by comparing it to a peer group of companies periodically. During 2012, the Compensation Committee used peer group data to obtain a general understanding of current compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee viewed peer group data as one factor in assisting its compensation decisions, but did not engage in benchmarking or rely wholly or in part on this information. In 2014, the Compensation Committee did not believe it was necessary or appropriate to perform or have Pay Governance conduct a peer group analysis to evaluate our compensation programs and practices against the competitive market in light of the extensive peer group analysis that was undertaken in 2012. The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Under the Compensation Committee’s charter, the Chief Executive Officer cannot provide the Compensation Committee with a compensation recommendation for himself. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers. The Compensation Committee uses its experience and judgment to make final compensation decisions.

During 2014, the Compensation Committee engaged Pay Governance LLC, a nationally recognized executive compensation consultant, to review the proxy statement for the 2014 annual shareholders meeting and assist it with the approval of the 2014 Stock Incentive Plan proposal. The Compensation Committee retained Pay Governance directly, supervised all work assignments performed by them, and reviewed and approved all work invoices received from them for payment. Pay Governance met directly with the Compensation Committee and reported directly to the Chairman of the Compensation Committee. In conducting its review, Pay Governance was at times required to work with our management in order to obtain compensation information and data to perform its tasks. Other than as described above, Pay Governance was not asked to perform any other services for us. GEO paid Pay Governance a total of $13,737.50 related to its work for the Compensation Committee in 2014.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

Important Factors Given Particular Consideration by the Compensation Committee in Setting Compensation for the Named Executive Officers

In setting executive compensation for our named executive officers, the Compensation Committee gives particular attention and focus to the following factors over a several year-period:

•	Our financial performance;

•	Our stock price performance;

•	Our growth and prospects for continued future growth in both revenues and profitability; and

•	The performance of our senior management team.

Applying these factors to our Company during the previous several years in setting CEO and other named executive officer compensation, the Compensation Committee considered the following:

•

During the past several years, we have experienced strong growth in revenue and profitability and believe we have become the most diversified service provider in our peer group, which will continue to yield growth opportunities that our competitors may not necessarily enjoy;

•

During the past several years, we have successfully completed and integrated several significant strategic acquisitions, including, most recently, the acquisition of eight correctional and detention facilities from LCS Correctional Services, Inc. and its affiliates, the acquisition by our subsidiary, Protocol Criminal Justice, Inc., of assets relating to customer relationship management software from APAC Customer Services, Inc., our acquisition and integration of BI Incorporated in 2011, which allowed us to introduce important new electronic monitoring and community service offerings to our customers, and the acquisition and integration of Cornell Companies in 2010-2011, which materially expanded the scope of our U.S. Corrections Services and what we now refer to as our GEO Care Segment;

•

We believe we have the most seasoned and accomplished senior management team in our industry, led by our Chairman, CEO and Founder, who is an industry pioneer and has a long and established track record of leading our company to substantial growth in revenue and profitability since the inception of our business;

•

We believe the efforts undertaken by our senior management team over the past several years to expand our company´s business, both in our core corrections business and into new diversified services, have positioned us to have what we believe are stronger prospects for stable and strong revenue and profit growth than any peer company in our industry;

•

Our senior management team has consistently demonstrated the ability over a long period of time to manage through and capably address and mitigate the key risks that face our business on an ongoing basis as demonstrated by the reactivation of one of our facilities with a total of 260 beds and signing an agreement for the reactivation of one of our facilities with a total of 1,940 beds and several actions undertaken during 2014 that strengthened our balance sheet, specifically, the refinancing of our senior credit facility, which now includes an Australian letter of credit facility in the amount of AUD 225.0 million available solely for the issuance of financial letters of credit and performance letters of credit for use in connection with our new design and build project for the Ravenhall prison in Australia, and the issuance of $250 million of senior notes due 2024 at a favorable interest rate for us of 5.875%;

•

Our senior management team has consistently made delivering shareholder value a priority. We have had solid long-term stock price performance. The following graph compares the total shareholder return of our common stock compared to the total shareholder return of the NAREIT U.S. Equity REITs index over the five-year period ended December 31, 2014. (GEO TSR 158% vs NAREIT 118%)

•

The successful conversion by GEO into a real estate investment trust, or a REIT, effective January 1, 2013, a transaction which we believe has significantly increased shareholder value, including through the payment of regular quarterly dividends to our shareholders of $.50 per share during each of the first through third quarters of 2013, $.55 per share during the fourth quarter of 2013, $.57 per share during each of the first through third quarters of 2014, and $.62 per share during each of the fourth quarter of 2014 and the first quarter of 2015.

The factors above are among the most critical we consider in setting our named executive officer compensation.

Compensation Program Objectives and What the Program is Designed to Reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant forms of incentive compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Annual base salaries

•	Annual cash incentive compensation

•	Equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table set forth below and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee pays each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry. The Compensation Committee evaluates GEO’s executive compensation policies and practices on an ongoing basis.

Salaries. The cash salaries paid to the named executive officers are incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Mr. Zoley, who also serves as our Chairman, receives no additional compensation for his board service, so his annual base salary reflects the workload, responsibilities and contributions made by Mr. Zoley as our Chief Executive Officer and our Chairman. For 2014, our Compensation Committee determined it was appropriate to increase the annual base salaries of our named executive officers by 3% as compared to their 2013 annual base salaries. In 2015, Mr. Zoley elected not to accept a salary increase, thereby allowing his 2015 salary to remain the same as his 2014 salary.

Annual Cash Incentive Compensation. Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan, which was approved by our shareholders at the Company’s 2010 annual meeting of shareholders. A new Senior Management Performance Award Plan is being submitted to a vote by our shareholders at the Company’s 2015 annual meeting of shareholders. Payments made in accordance with this plan are intended to be tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Senior Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income after tax for the fiscal year. We believe revenue and net income after tax are meaningful metrics to assess our performance and are used by our management team when it develops its annual operating plan and budget and are used by our investors in evaluating our performance against the annual financial guidance we give on revenue and net income. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan.

Annual Incentive Target Amount
Named Executive Officer	(As a Percentage of Salary):
Chief Executive Officer	100%
Chief Financial Officer	50%
Senior Vice Presidents	45%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results:

Percentage of Budgeted Fiscal Year Targets Achieved for Revenue and for Net-Income-After-Tax	Percentage by which the Target Weighting of Revenue and Net-Income-After- Tax is Reduced/Increased
Less than 80%	No Performance Award

80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax Targets

100%	No Adjustment to Target Weighting

101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the calculations described above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive amounts for the Chief Financial Officer and the other Senior Vice Presidents may be adjusted up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee based on the results of an individual performance assessment. The Chief Executive Officer is not eligible for positive individual performance adjustments. The Compensation Committee and the Chief Executive Officer consider the contribution of the particular officer during the fiscal year when determining whether to grant the discretionary award.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

2014 Cash Incentive Outcomes

In 2014, the Company exceeded the target of the performance range on both the Net Income after Tax metric and the Revenue metric.

FY 2014 Performance Results
Metrics ($Millions)	Weighting	Target	Actual	Actual as a % of Target	Payout as a % of Target
Net Income after Tax	65%	$134.80	$143.90	107%	117.5%
Revenue	35%	$1,611	$1,692	105%	112.5%

				Weighted Payout as % of Target	115.80%

Primarily based on these results, the following annual incentive amounts were awarded to the Named Executive Officers for fiscal year 2014 performance:

Executive	FY ’14 Target Incentive	Corporate Financial Performance Factor	Target x Financial Performance Factor	Individual Performance Modifier	Actual Incentive Earned	Actual as a % of Target

George C. Zoley	$1,214,730	115.8%	$1,406,657	N/A	$1,406,657	116%
Brian R. Evans	$265,225	115.8%	$307,131	135%	$414,626	156%
John M. Hurley	$238,703	115.8%	$276,418	135%	$373,184	156%
John J. Bulfin	$207,671	115.8%	$240,483	135%	$324,653	156%
Thomas M. Wierdsma	$183,801	115.8%	$212,842	135%	$287,336	156%
Jorge A. Dominicis(1)	—	—	—	—	—	—

(1)	Mr. Dominicis transitioned out of his role as an executive officer of GEO in April 2014 and as a result did not receive an annual cash incentive award for 2014.

Equity Compensation. Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders.

Our current equity compensation plan is The GEO Group, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), which was approved by our shareholders at our 2014 annual meeting of shareholders. As of March 10, 2015, there was a total of 3,030,552 shares of common stock reserved for future issuance in connection with future awards under the 2014 Plan and outstanding options exercisable under the 2006 Plan. Prior to the implementation of the 2006 Plan, substantially all of our equity compensation awards had consisted of stock option grants. However, since the adoption of the 2006 Plan, we have issued 2,154,006 shares of restricted stock (excluding cancelled shares) and stock options representing the right to acquire 1,818,600 shares of common stock. Our Compensation Committee has historically granted awards under our equity compensation plans either at the time of our annual shareholders’ meeting or following the end of our fiscal year in connection with the completion of our annual compensation cycle; however, we have varied our practice in recent years. On March 1, 2012, March 12, 2012, July 20, 2012, June 1, 2013 and February 20, 2014, we granted restricted stock awards to employees, management and non-employee directors. Some of the awards that were granted to senior management are performance-based awards. In the future, we may from time to time grant equity awards throughout the year. Equity compensation awards are priced as of the close of business on the date of grant.

Our Compensation Committee also from time to time grants equity compensation awards, including stock options, in connection with the hiring of new employees. In this case, the new employee may receive a grant of stock options that is priced as of the close of business on the date of hire, and is in a quantity generally consistent with amounts initially granted to similarly situated employees in the past by the Compensation Committee.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer, the availability of awards for issuance companywide, the overall performance of the Company and the individual performances of the grantees.

Under the 2006 Plan and the 2014 Plan, shares of restricted stock may have performance-based or time-based vesting. If the vesting is performance based, vesting is tied to the achievement of predetermined metrics set by the Compensation Committee and included in the applicable equity grant instrument. If vesting is time based, the shares vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration in the case of a change in control as defined in our plan. Beginning in 2012, our restricted stock grants to our executive officers have performance-based vesting. Except for stock option awards to Mr. Zoley prior to 2008, and stock option awards granted to non-employee directors in 2009, which all vested immediately on the date of grant, stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

We believe that equity compensation awards offer significant motivation to our officers and employees and serve to align their interests with those of our shareholders. While the Compensation Committee will continually evaluate the use of equity compensation — both types and amounts — it intends to continue to use such awards as part of the company’s overall compensation program.

2014 Equity Incentive Awards

On February 20, 2014, GEO granted performance-based restricted stock to our named executive officers that vests on March 1, 2017 based on two performance metrics measured from January 1, 2014 to December 31, 2016 as follows: (i) 75% of the award is determined based on GEO’s relative total shareholder return as compared to the FTSE NAREIT EQUITY REIT INDEX and (ii) 25% of the award is determined based on GEO’s return on capital employed performance against targets using an average of ROCE over 2014, 2015 and 2016. The following lists the number of performance-based shares of restricted stock granted to each named executive officer:

Executive	# of Performance Shares Granted in February 2014
George C. Zoley	40,000
Brian R. Evans	10,000
John M. Hurley	10,000
John J. Bulfin	7,500
Thomas M. Wierdsma	7,500
Jorge A. Dominicis	—

Specifically, the performance targets for the performance-based restricted stock grants are:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	75%	P30	P50	P90
Return on Capital Employed	25%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The Threshold required for payment under the Return on Capital Employed metric is set at +1% of our weighted average cost of capital over the three-year measurement period to ensure that payments only occur during periods of positive returns.

Additionally, we have adopted a performance “governor” that caps payouts under the Relative TSR metric at 100% of target if GEO’s absolute TSR is negative over the 3-year period.

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below entitled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into four general categories: (i) retirement benefits pursuant to our executive retirement agreements in the case of Mr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally; and (iv) travel and entertainment perquisites, such as an automobile allowance, club dues and personal use of the corporate aircraft. For 2014, Mr. Zoley was allotted thirty (30) hours of personal use of the corporate aircraft. For 2015, the Board authorized the allotment of five (5) hours of personal use of the corporate aircraft for Mr. Evans.

Executive Retirement Agreement. Mr. Zoley has an executive retirement agreement that requires us to pay him a lump sum amount on the date that his employment with GEO ends. Such amount is determined by his age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. Mr. Zoley’s retirement agreement formerly included a tax gross-up provision for taxes applicable to his lump sum retirement payment. In 2012, Mr. Zoley agreed to amend his retirement agreement to eliminate the tax gross-up provision. In exchange for this amendment, the amount of the lump sum retirement payment which Mr. Zoley was entitled to receive was proportionally increased so that Mr. Zoley would be entitled to receive substantially the same net benefit he would otherwise have received if the tax gross-up had remained in place. Mr. Zoley’s benefits under the executive retirement agreement are fully vested and he will therefore be entitled to receive the amount called for by the agreement whenever his employment with GEO is terminated for any reason, whether by GEO or by him. If Mr. Zoley had retired at December 31, 2014, we would have had to pay him a total of $7.1 million. The $7.1 million will be delivered in a lump-sum amount and equates to $236,667 annually when divided by his 30 years of service with the company. The amount owed under the retirement agreement to Mr. Zoley would be payable from the general assets of GEO.

Senior Officer Retirement Plan. Messrs. Evans, Hurley, Bulfin and Wierdsma participate and Mr. Dominicis participated (through the date he served as an executive officer) in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

Deferred Compensation Plans. Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. Mr. Evans is the only named executive officer who currently participates in the deferred compensation plan.

Excess Group Life Insurance. We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and cash awards under the Senior Management Performance Award Plan. The committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies.

As discussed earlier, Pay Governance completed in 2012 a report on behalf of the Compensation Committee to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. The Compensation Committee intends to continue this practice on a periodic basis in the future.

2015 Compensation Actions

Equity Incentive Awards

Effective March 2, 2015, GEO granted performance-based restricted stock to our named executive officers that vests on March 1, 2018 based on two annual performance metrics measured from January 1, 2015 to December 31, 2017 as follows: (i) up to 75% of the shares of restricted stock in each award vest if GEO meets certain total shareholder return performance targets during years 2015, 2016 and 2017; and (ii) up to 25% of the shares of restricted stock in each award can vest if GEO meets certain return on capital employed performance targets in 2015, 2016 and 2017. The following lists the number of performance-based shares granted to each named executive officer:

Executive	# of Performance Based Restricted Stock Granted in March 2015
George C. Zoley	50,000
Brian R. Evans	12,500
John M. Hurley	12,500
John J. Bulfin	10,000
Ann M. Schlarb, PhD.	10,000
Thomas M. Wierdsma	10,000
Jorge A. Dominicis	— (1)

(1)	Mr. Dominicis transitioned out of his role as an executive officer of GEO in April 2014 and as a result did not receive a grant of performance-based restricted stock in 2015.

Executive and Director Stock Ownership Guidelines

The Company maintains stock ownership guidelines for our senior executive officers, including our named executive officers, and our board members. The guidelines require our CEO to maintain equity holdings in GEO equal in value to at least 5x his annual base salary, our other executive officers to maintain equity holdings in GEO equal in value to at least 3x their annual base salaries, and our non-employee directors to maintain equity holdings in GEO equal in value to at least 3x their annual retainers. All officers and directors have five years to comply with these guidelines.

Clawback/Recoupment Policy

The Company maintains a clawback policy providing that any incentive payment awarded by GEO to an executive officer (including a named executive officer) under any GEO incentive compensation plan may be recouped by GEO in the event of material fraud or misconduct by the recipient, among other triggers.

Prohibited Transactions Under the Insider Trading Policy

The Company prohibits certain transactions in the Company’s securities under the terms of its insider trading policy, including engaging in short sales of the Company’s securities, trading in options, warrants, puts and calls or similar instruments on the Company’s securities and holding Company securities in margin accounts.

CONCLUSION

We believe that our compensation programs appropriately reward executive performance and closely align the interests of our named executive officers and key employees with the interests of our shareholders, while also enabling the Company to attract, retain, and motivate talented executives. The Compensation Committee will continue to evolve and administer our compensation program in a manner that the Compensation Committee believes will be in the best interests of our shareholders. The Compensation Committee monitors the results of the advisory vote on our executive compensation (referred to as the “say-on-pay” vote) and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2014, 2013 and 2012, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, (iii) each of the three most highly compensated executive officers of GEO other than the Chief Executive Officer and the Chief Financial Officer; and (iv) the former Senior Vice President of GEO Community Services who would have been listed among the most highly compensated executive officers had he been an executive officer at December 31, 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total
George C. Zoley	2014	1,214,730	1,271,800	1,406,657	265,289	158,321	4,316,797
Chairman of the Board,	2013	1,179,350	1,787,245	1,312,617	256,675	85,609	4,621,496
CEO & Founder	2012	1,145,000	1,756,000	2,220,728	795,218	59,658	5,976,604

Brian R. Evans	2014	530,450	317,950	414,626	242,369	11,827	1,517,222
Senior Vice President	2013	515,000	443,375	286,598	30,152	15,258	1,290,383
& CFO	2012	500,000	351,200	484,875	133,941	14,988	1,485,004

John M. Hurley	2014	530,450	317,950	373,164	358,964	8,963	1,589,491
Senior Vice President,	2013	515,000	443,375	257,938	55,493	9,416	1,281,222
GEO Detention & Corrections Services	2012	500,000	351,200	436,388	187,392	3,564	1,478,544

John J. Bulfin	2014	461,492	238,463	324,653	294,901	6,011	1,325,520
Senior Vice President,	2013	448,050	332,531	224,406	69,283	9,021	1,083,291
General Counsel & Secretary	2012	435,000	263,400	300,000	149,694	7,958	1,156,052

Thomas M. Wierdsma,	2014	408,447	238,463	287,336	135,054	2,653	1,071,953
Senior Vice President,	2013	—	—	—	—	—	—
Project Development	2012	—	—	—	—	—	—

Jorge A. Dominicis,	2014	125,214	—	—	—	—	125,214
Former Senior Vice President,	2013	345,050	443,375	172,818	41,903	8,999	1,012,145
GEO Care(5)	2012	500,000	351,200	436,388	94,751	7,757	1,390,096

1)	This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB 718”) with respect to stock awards granted during 2014, 2013 and 2012 for each named executive officer. Stock awards granted in 2014, 2013 and 2012 were performance based awards and will be earned if the Company achieves its performance based targets. Assumptions used in the calculation of the amounts related to stock awards are described in Note 1 to the Company’s audited financial statements for the year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2015.

2)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table entitled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2014, 2013 and 2012, and paid in 2015, 2014 and 2013, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our Senior Management Performance Award Plan. In 2014, the target adjusted net income after tax and revenue was $134,800,000 and $1,611,000,000 respectively. The actual 2014 results achieved for adjusted net income after tax and revenue was $143,900,000 and $1,692,000,000 respectively.

3)	Figures in this column consist of amounts accrued in 2014, 2013 and 2012 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement plan.

Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our executive retirement agreement and our senior officer retirement arrangements.

4)	The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2014, 2013 and 2012:

		Auto Allowance ($)		Club Dues ($)	Excess Group Life Insurance ($)(a)	Aircraft Usage ($)(b)	Total All Other Compensation ($)
George C. Zoley	2014	1,684		6,926	3,564	146,147	158,321
	2013	2,384		6,334	3,564	73,327	85,609
	2012	—	(c)	—	3,564	56,094	59,658

Brian R. Evans	2014	11,017		—	—	810	11,827
	2013	14,448		—	—	810	15,258
	2012	14,448		—	540	—	14,988

John M. Hurley	2014	4,772		—	—	4,191	8,963
	2013	5,225		—	—	4,191	9,416
	2012	—	(c)	—	3,564	—	3,564

John J. Bulfin	2014	2,962		—	—	3,049	6,011
	2013	5,972		—	—	3,049	9,021
	2012	5,972		—	1,987	—	7,959

Thomas M. Wierdsma	2014	—		—	—	2,653	2,653

Jorge Dominicis	2014	—		—	—	—	—
	2013	7,757		—	1,242	—	8,999
	2012	7,757		—	—	—	7,757

a)	We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

b)	We provided certain perquisites to the named executive officers in 2014 for personal use of the Company’s leased aircraft. For 2014, Mr. Zoley was allotted thirty (30) hours of personal use of the corporate aircraft and utilized 28.9 hours. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

c)	Under our executive automobile policy, the executive is required to make contributions to GEO in circumstances where the cost of the executive automobile exceeds the overall cost allowance as determined under the policy. For Mr. Zoley and Mr. Hurley, the respective cost contributions made by them exceeded the fair value of their executive automobiles during 2012 and therefore there was no additional compensation related to their automobile use for the year.

5)	Mr. Dominicis transitioned out of his role as an executive officer of GEO in April 2014. Pursuant to his original employment agreement and the annual base salary for 2014 approved by the Compensation Committee as well as the amendment to his employment agreement, GEO paid Mr. Dominicis the pro-rata portion of his 2014 annual base salary of $355,402, from January 1, 2014 through April 30, 2014, or $96,482, and a total of $28,733 for his continued services as Senior Vice President, GEO Community Services, during the transition period, for a combined total of $125,214.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

Executive Employment Agreements

Effective August 22, 2012, we entered into a Third Amended and Restated Executive Employment Agreement with Mr. Zoley, which was amended by the First Amendment, dated April 29, 2013, and the Second Amendment, dated May 29, 2013 (collectively, the “Employment Agreement”). The Employment Agreement was in effect during fiscal year 2013. The Employment Agreement has a continuously rolling three-year term.

The Employment Agreement provides that Mr. Zoley is entitled to receive a target annual performance award of up to a maximum of 100% of his annual base salary in accordance with the Senior Management Performance Award Plan.

The Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the Employment Agreement) or by Mr. Zoley without good reason (as defined in the Employment Agreement), he will be entitled to receive a termination payment equal to 2 (two) times his annual base salary plus target bonus for the fiscal year in which his employment is terminated or, if greater, the target bonus for the fiscal year immediately prior to such termination. In addition, the Employment Agreement provides that upon such termination, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the Employment Agreement provides that GEO will pay the residual cost of the lease.

Upon the termination of the Employment Agreement by GEO for cause or by Mr. Zoley without good reason, Mr. Zoley will be entitled to only the amount of compensation that is due through the effective date of the termination, including any performance award that may be due and payable to him under the terms of the Senior Management Performance Award Plan. The Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality provisions.

The Employment Agreement reflects an annual base salary for Mr. Zoley of $1,145,000 subject to increases in the sole discretion of the Board, to be determined by the board of directors. Under the terms of the Employment Agreement, Mr. Zoley’s annual base salary for 2014 approved by the Compensation Committee was $1,214,730. Additionally, the Employment Agreement provides that all outstanding unvested stock options and restricted stock granted to Mr. Zoley fully vest immediately upon a “termination without cause” as such term is defined in his employment agreements, as approved by the Compensation Committee. However, any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when, and to the extent, the Compensation Committee of the board of directors certifies that the performance goals have been met.

Other Senior Officer Employment Agreements

We have senior officer employment agreements with Messrs. Evans, Bulfin and Wierdsma. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent earlier termination. We had a senior officer employment agreement with Mr. Dominicis (consistent with the terms described below for the senior officer employment agreements) that was effective, as modified by the amendment described below, through April 30, 2014. We had a senior officer employment agreement with Mr. Hurley which expired during the year ended December 31, 2014 upon his reaching age 67.

The amounts of base salaries that were paid to each of these executives during fiscal years 2014, 2013 and 2012 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years; plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Under the terms of the agreements, annual base salaries for 2014 approved by the Compensation Committee for Messrs. Evans, Hurley, Bulfin and Wierdsma were $530,450, $530,450, $461,492 and $408,447 respectively. Additionally, all outstanding unvested stock options and restricted stock granted to each of Messrs. Zoley, Evans, Bulfin and Wierdsma fully vest immediately upon a “termination without cause” as such term is defined in each of their employment agreements, as approved by the Compensation Committee.

Amendment to Mr. Dominicis’ Employment Agreement

On March 6, 2014, GEO entered into an amendment to its employment agreement with Mr. Dominicis reflecting his transition out of the GEO business effective April 30, 2014. Pursuant to his original employment agreement and the annual base salary for 2014 approved by the Compensation Committee as well as the amendment to his employment agreement, GEO paid Mr. Dominicis the pro-rata portion of his 2014 annual base salary of $355,402, from January 1, 2014 through April 30, 2014, or $96,482, and a total of $28,733 for his continued services as Senior Vice President, GEO Community Services, during the transition period, for a combined total of $125,214. After the conclusion of the two-month transition period, Mr. Dominicis’ employment with GEO terminated. Following the termination of employment, Mr. Dominicis acts as a consultant to GEO through March 31, 2016 (the “Consulting Period”), during which time he will be available to GEO for up to 10 hours per month. If Mr. Dominicis serves the full Consulting Period, he will be paid a total of $69,000. Additionally, all of Mr. Dominicis’ unvested stock options, restricted shares and performance-based shares will continue to vest according to their terms as long as Mr. Dominicis continues to serve as a consultant during the Consulting Period.

Executive Retirement Agreement

We also have an executive retirement agreement with Mr. Zoley. The retirement agreement provides that upon the later of (i) the date he actually retires from employment with GEO, or (ii) his 55th birthday, GEO will make a lump sum payment to Mr. Zoley. See “Potential Payments Upon Termination or Change in Control” for the amount we would have had to pay Mr. Zoley as of December 31, 2014 pursuant to his executive retirement agreement had he retired at his current age as of that date.

The retirement agreement provides that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiary(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreement includes non-competition provisions that run for a two-year period after the termination of the executive’s employment. Mr. Zoley has reached the age of 55.

Senior Officer Retirement Plan

GEO maintains a senior officer retirement plan for all of its Senior Vice Presidents, including Mr. Evans, Mr. Hurley, Mr. Bulfin and Mr. Wierdsma. Mr. Dominicis was also a participant in the senior officer retirement plan up until the date he was no longer an executive officer. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers for the year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)(F)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
George C. Zoley	—	607,365	1,214,730	1,214,730	—	—	—	—	—	—	—
	3/1/2014	—	—	—	—	—	—	40,000	—	—	31.80
Brian R. Evans	—	132,613	265,225	596,756	—	—	—	—	—	—	—
	3/1/2014	—	—	—	—	—	—	10,000	—	—	31.80
John M. Hurley	—	119,352	238,703	537,082	—	—	—	—	—	—	—
	3/1/2014	—	—	—	—	—	—	10,000	—	—	31.80
John J. Bulfin	—	103,836	207,671	467,260	—	—	—	—	—	—	—
	3/1/2014	—	—	—	—	—	—	7,500	—	—	31.80
Thomas M. Wierdsma	—	91,901	183,801	413,552	—	—	—	—	—	—	—
	3/1/2014	—	—	—	—	—	—	7,500	—	—	31.80
Jorge A. Dominicis	—	—	—	—	—	—	—	—	—	—	—

(1)	This column reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to year 2014. For a description of how these amounts have been calculated, please see “Compensation Discussion & Analysis — Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined — Annual Cash Incentive Compensation.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2014, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)	The percentage of the shares related to the return on capital employed metric was valued on our closing stock price on March 1, 2014 while the percentage of the shares related to the total shareholder return metric was valued based on a Monte Carlo simulation model.

(3)	All of these awards were granted pursuant to our 2006 stock incentive plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George C. Zoley	—	—	—	—	—	118,712	4,791,216
	11,560	—	—	21.29	3/1/2021	—	—
Brian R. Evans	—	—	—	—	—	27,681	1,117,205
	2,312	—	—	18.23	10/28/2019	—	—
	6,936	—	—	21.29	3/1/2021	—	—
John M. Hurley	—	—	—	—	—	27,681	1,117,205
	2,890	—	—	14.44	10/30/2018	—	—
	11,560	—	—	18.23	10/28/2019	—	—
	11,560	—	—	21.29	3/1/2021	—	—
John J. Bulfin	—	—	—	—	—	20,761	837,914
	1,734	—	—	21.29	3/1/2021	—	—
Thomas M. Wierdsma	—	—	—	—	—	20,761	837,914
	1,734	—	—	18.23	10/28/2019	—	—
	8,670	—	—	21.29	3/1/2021	—	—
Jorge A. Dominicis	—	—	—	—	—	17,681	713,605
	2,312	—	—	21.29	3/1/2021	—	—

(1)	All shares in this column consist of restricted stock awards. The stock awarded on July 20, 2012, vest in three equal 33.34% increments on August 15, 2013, August 15, 2014 and August 15, 2015, respectively, based on the achievement of certain performance criteria. The stock awards granted on June 1, 2013 cliff vest on March 14, 2016 based on the achievement of certain performance criteria. The stock awards granted on March 1, 2014 cliff vest on March 15, 2017 based on the achievement of certain performance criteria.

(2)	Amounts in this column have been calculated using an assumed stock price of $40.36 the closing price of our common stock on December 31, 2014, the last business day of our fiscal year 2014.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Zoley	127,340	1,704,596	76,801	2,691,104
Brian R. Evans	—	—	15,360	538,214
John M. Hurley	—	—	15,360	538,214
John J. Bulfin	21,386	340,023	11,520	403,661
Thomas M. Wierdsma	—	—	11,520	403,661
Jorge A. Dominicis	11,560	150,099	15,630	538,214

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
George C. Zoley	Executive Retirement Agreement	n/a	7,092,162	—
Brian R. Evans	Senior Officer Retirement Plan	14	610,038	—
John M. Hurley	Senior Officer Retirement Plan	16	1,419,891	—
John J. Bulfin	Senior Officer Retirement Plan	14	921,050	—
Thomas M Wierdsma	Senior Officer Retirement Plan	7	232,748
Jorge A. Dominicis(3)	Senior Officer Retirement Plan	—	—	—

(1)	The benefit of Mr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Mr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

(2)	This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 4.35% and a rate of compensation increase of 3.00%. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(3)	Mr. Dominicis was not vested under our Senior Officer Retirement Plan as of April 30, 2014, the date Mr. Dominicis ceased being an executive officer of the Company, due to the fact that he had not accumulated ten years of service as of that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of December 31, 2014, (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

	Payment Due Pursuant to Officer’s Employment Agreement upon Termination either by Company Without Cause or by Officer for Good Reason ($)(1)(2)(3)(4)	Payment Due Pursuant to Officer’s Employment Agreement upon a Termination by Company With Cause or Resignation by Officer ($)(2)(4)	Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement upon a Termination for Any Reason ($)(2)(4)(5)
Name
George C. Zoley	5,537,487	—	7,092,162
Brian R. Evans	1,149,284	—	610,038
John M. Hurley	—	—	1,419,891
John J. Bulfin	1,010,850	—	921,050
Thomas M. Wierdsma	887,411		232,748
Jorge A. Dominicis	—	—	—

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 31, 2014, if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreement with Mr. Zoley contains a right of the officer to terminate employment for good reason.

(2)	In the event of a termination for any reason of any named executive officer on December 31, 2014, such officer would also have been entitled to receive the amounts set forth in the column of this table titled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual base salary on December 31, 2014.

(4)	Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)	The benefits of Messrs. Zoley, Hurley, Evans, Bulfin and Wierdsma under the retirement agreement in the case of Mr. Zoley and the Senior Officer Retirement Plan in the case of Messrs. Hurley, Evans, Bulfin and Wierdsma are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 31, 2014, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Mr. Dominicis was not vested under our senior officer retirement plan as of April 30, 2014, the date Mr. Dominicis ceased being an executive officer of the Company, due to the fact that he had not accumulated ten years of service as of that date. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2014.

	Fees Earned or Paid in Cash($)(1)
		Award($)		All Other Compensation ($)	Total($)
Name		Stock(2)(4)	Option(3)(4)
Clarence E. Anthony	186,600	81,025	—	—	267,625
Norman A. Carlson(5)	181,289	81,025	—	—	262,314
Anne N. Foreman	205,702	81,025	—	—	286,727
Richard H. Glanton	281,878	81,025	—	—	362,903
Christopher C. Wheeler	196,878	81,025	—	—	277,903
Julie Myers Wood	74,535	43,438	—	—	117,973

(1)	These amounts consist of: (i) an annual retainer fee which was paid at a rate of $75,000 per year; (ii) a payment of $10,000 to the chairperson of the Audit and Finance Committee; (iii) a payment of $2,000 to each member of the Audit and Finance Committee; (iv) a payment of $5,000 for each committee, other than the Audit and Finance Committee, with respect to which a director served as chairperson; (v) a payment of $3,000 for each board meeting attended by each director (minimum four per year); (vi) a payment of $2,500 for each committee meeting attended by that committee’s chairperson; (vii) a payment of $2,000 for each committee meeting attended by each board member; and (viii) a per diem of $3,000 for various board related activities such as continuing education and other activities related to company business. The lead independent director receives an additional annual retainer of $25,000.

(2)

This column reflects the aggregate grant date fair value with respect to stock awards during 2014 for each director who is not a named executive officer. Each director, except Julie Myers Wood received

2,500 shares of restricted stock on February 20, 2014. After being appointed a director in July 2014, Ms. Wood was granted 1,250 shares of restricted stock on July 30, 2014. The grant date fair value of the February 20, 2014 awards as calculated in accordance with FASB 718 was $32.55 per share, which was the closing price of our common stock on the grant date. The grant date fair value of the July 30, 2014 award was $34.75 per share, which was the closing price of our common stock on the grant date.

(3)	There were no stock options awarded to directors during 2014.

(4)	The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of 2014.

Name	Stock (a)	Options (b)
Clarence A. Anthony	7,255	5,780
Norman A. Carlson	7,255	17,430
Anne N. Foreman	7,255	11,560
Richard H. Glanton	7,255	1,156
Christopher C. Wheeler	7,255	1,156
Julie Myers Wood	1,250	—

(5)	Norman A. Carlson retired from the board of directors and all committee positions effective December 31, 2014. Mr. Carlson was appointed Director Emeritus effective January 1, 2015. As consideration for his service as Director Emeritus, Mr. Carlson will receive an annual retainer of $50,000 to be paid quarterly so long as he retains the title of Director Emeritus. Mr. Carlson’s stock option awards and restricted stock awards will continue to vest according to the terms of The GEO Group, Inc. 2014 Stock Incentive Plan so long as he retains the title of Director Emeritus.

The following report of the Compensation Committee does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.	Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)

Anne N. Foreman

Christopher C. Wheeler

The following report of the Audit and Finance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board, as then modified or supplemented;

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.) above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year for filing with the Securities and Exchange Commission;

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)

Clarence E. Anthony

Christopher C. Wheeler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2014, David Meehan, Divisional Vice President of Business Development for GEO Care, received compensation of $363,096. Mr. Meehan is the son-in-law of George Zoley, our Chairman, CEO and Founder. In 2014, Larry Zoley, Director of Network Services & Integration, received compensation of $145,518. Mr. Zoley is the brother of George Zoley, our Chairman, CEO and Founder. Also in 2014, Chris Zoley, Director of Business Development received compensation of $131,055. Mr. Zoley is the son of George Zoley, our Chairman, CEO and Founder. Henry H. Wheeler, Associate Corporate Counsel, received compensation of $125,053. Mr. Wheeler is the son of Christopher C. Wheeler, a member of the Board of Directors of GEO. Guidepost, Ms. Wood’s current employer, has a consulting agreement with B.I. Incorporated, one of the Company’s subsidiaries. Julie Myers Wood is a member of the Board of Directors of GEO. For the year ended December 31, 2014, $168,212 was paid in the aggregate pursuant to the consulting agreement. The consulting agreement was extended through

December 31, 2015. The current monthly retainer payment is $10,000 per month. These relationships did not require any separate approvals under our applicable policies and procedures. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2014 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO. Our Audit and Finance Committee has reviewed and approved the related party transactions described above. The Compensation Committee did not determine, review or approve any of the compensation paid pursuant to the above related party transactions as they were not paid to executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, Richard H. Glanton, Anne N. Foreman and Christopher C. Wheeler served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2014 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2014. None of our executive officers has served on the Compensation Committee or the board of directors of any company, one of whose executive officers served on our board or our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2014, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2015 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2015 fiscal year.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described above in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue, net income, net operating income, adjusted funds from operations, total shareholder return and return on capital employed, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Although non-binding, our board of directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4:

PROPOSAL TO ADOPT THE GEO GROUP, INC.’S SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

Approval of Senior Management Performance Award Plan

Background

We are asking our shareholders to approve The GEO Group, Inc. Senior Management Performance Award Plan, which is our annual senior executive bonus plan and is referred to in this proxy statement as the Performance Award Plan. This Award Plan is substantially similar to the senior executive bonus plan we have had in place since 2010, and is being submitted for shareholder approval in order to secure ongoing tax deductions under the Internal Revenue Code, as further discussed below. The Compensation Committee and Board of Directors approved the Performance Award Plan in March 2015, subject to shareholder approval. The description of the Performance Award Plan is a summary of its principal provisions and is qualified in its entirety by reference to the Performance Award Plan, a copy of which is included in this proxy statement as Annex A. The Performance Award Plan is being submitted to you for approval to preserve the tax deductibility of cash incentive awards to executive officers under Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million per year the deductibility of compensation to the Chief Executive Officer and the next three most highly compensated executive officers other than the Chief Financial Officer. This limit does not apply to compensation defined in Section 162(m) as “qualified performance-based compensation.” In order for awards under the

Performance Award Plan to constitute “qualified performance-based compensation,” shareholders must approve the Performance Award Plan every five years. The Performance Award Plan was last approved by shareholders in 2010, and the Performance Award Plan, as amended, is now being resubmitted for shareholder approval at this annual meeting to satisfy this Section 162(m) requirement.

Purpose

The purpose of the Performance Award Plan is to attract, retain and motivate designated key employees by providing performance-based cash awards. The Performance Award Plan provides performance-related cash incentive compensation opportunities to our participating executive officers and employees. The Performance Award Plan rewards outstanding performance by those individuals whose decisions and actions affect the sustainable growth and profitability of the Company. The performance criteria set forth in the Performance Award Plan are intended to align the interests of participating employees with the interests of shareholders.

Administration

The Performance Award Plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Senior Vice President of Human Resources. The Compensation Committee has the discretion to make all determinations necessary or appropriate under the plan. The Compensation Committee is currently comprised of not less than two individuals who qualify as “outside directors” under Section 162(m) of the Code, or another committee of the board satisfying such requirement. Under the Performance Award Plan, the Compensation Committee has the exclusive authority and responsibility to:

•	interpret the Performance Award Plan,

•	determine the timing and form of amounts to be paid out under the Performance Award Plan and the conditions for payment thereof,

•	certify attainment of performance goals and other material terms,

•	adjust Performance Awards,

•	authorize the payment of all benefits and expenses of the Performance Award Plan,

•	adopt, amend and rescind rules and regulations relating to the Performance Award Plan, and

•

make all other determinations and take all other actions necessary or desirable for the Performance Award Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Performance Award Plan in the manner and to the extent it shall deem necessary to carry the Performance Award Plan into effect.

Eligible Employees/Performance Awards

All of our named executive officers, other than Mr. Dominicis, as well as our Senior Vice Presidents who are not named executive officers, are eligible to participate in the Performance Award Plan. Under the plan, each of GEO’s named executive officers is eligible to receive annual cash incentive compensation based on GEO’s budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means GEO’s net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining GEO’s net income after tax. Non-recurring and unusual items not included or planned for in GEO’s annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, net income after tax is weighted 65% and revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan.

Annual Incentive Target Amount
Named Executive Officer:	(As a Percentage of Salary):
Chief Executive Officer	100%
Chief Financial Officer	50%
Senior Vice Presidents	45%

Under the terms of the plan, each named executive officer’s annual incentive cash compensation award is calculated by applying the following percentage adjustment methodology separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results in accordance with the following table:

Percentage of Budgeted Fiscal Year Targets Achieved for Revenue and for Net-Income-After-Tax	Percentage by which the Target Weighting of Revenue and Net-Income-After- Tax is Reduced/Increased
Less than 80%	No Performance Award

80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

100%	No Adjustment to Target Weighting

101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the amounts above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% of the executive’s annual incentive target amount upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer is not eligible for discretionary adjustments. The 50% discretionary adjustment is by definition not based on any objective criteria and is based solely on the CEO’s and Compensation Committee’s judgment. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular individual during the fiscal year and the overall performance of GEO during the fiscal year. GEO does not set performance targets under the plan in advance, the achievement of which would require payment of the discretionary adjustment under the plan.

For fiscal year 2014, the performance targets for revenue and net income after tax under the plan were $1,611,000,000 and $134,800,000, respectively, and the actual results achieved by GEO in fiscal year 2014 for revenue and adjusted net income after tax were $1,692,000,000 and $143,900,000, respectively. Net income after tax was adjusted for certain non-recurring items in accordance with the terms of the plan.

Payment of Performance Awards

Performance Awards will be paid in cash as soon as practicable after the award amounts are approved and certified in writing by the Compensation Committee.

Amendment and Termination

The board may, in its sole discretion, amend, modify, suspend, discontinue or terminate the Performance Award Plan or adopt a new plan in place of the Performance Award Plan at any time. However, no amendment, suspension or termination may, without the consent of the participant, alter or impair a participant’s right to receive payment of a Performance Award for any fiscal year that is payable under the Performance Award Plan.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or the target performance awards (% of salary) or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of GEO’s shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

Termination of Employment

Under the terms of the plan, if an executive is terminated for cause, the executive will automatically forfeit any annual incentive cash compensation with respect to the fiscal year during which such termination occurs. If an executive voluntarily terminates employment prior to the end of any fiscal year (other than as a result of the retirement of the executive or, in the case of the Chief Executive Officer or Chief Financial Officer, as a result of a termination of employment by any of them for good reason (as defined in their respective employment agreements)), the executive will automatically forfeit any award for such fiscal year unless the Chief Executive Officer, in his sole and absolute discretion, grants a prorated annual incentive cash compensation award in an amount not to exceed the amount the executive would have received if the executive had remained employed for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

In the event (i) an executive is terminated by GEO without cause, (ii) an executive’s employment is terminated due to death or disability, (iii) in the case of the Chief Executive Officer or Chief Financial Officer, any of them terminates their employment for good reason (as defined in their respective employment agreements), or (iv) in the case of the retirement of an executive which occurs effective as of a date following the 90th day of the applicable fiscal year of GEO, then the executive is entitled to receive a prorated portion of the annual incentive cash compensation award the executive would have received under the plan if the executive had remained employed by GEO for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

Federal Income Tax Consequences

The Performance Award Plan is designed, among other things, to ensure that compensation which may be payable under the Award Plan to participants who are “covered employees” as defined in Section 162(m) of the Code and the applicable Treasury regulations thereunder will qualify as tax-deductible pursuant to the performance-based compensation exception of Section 162(m) of the Code. For purposes of Section 162(m), the material terms of the performance goals that must be approved include: (i) the employees eligible to receive compensation under the Performance Award Plan, (ii) a description of the business criteria on which the performance goal is based and (iii) either the maximum amount of compensation that can be paid to a covered employee under the performance goal or the formula used to calculate the amount of compensation that could be paid if the performance goal is satisfied.

Under present federal income tax law, participants will recognize ordinary income equal to the amount of the Performance Award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by us. If and to the extent that the Performance Award Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups

Awards under the Performance Award Plan are determined based on actual performance. As a result, the amounts of future actual awards cannot be determined at this time.

Recommendation of the Board of Directors

The board of directors recommends a vote “FOR” the approval of the Performance Award Plan.

SHAREHOLDER PROPOSAL DEADLINE

As more specifically provided in our Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2015 is scheduled for April 29, 2015, any shareholder proposal to be considered at the 2016 annual meeting must be properly submitted to us not earlier than January 29, 2016 nor later than February 28, 2016. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our proxy statement. For the 2016 annual meeting, under the Securities and Exchange Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by GEO no later than November 19, 2015, in order to be included in our 2016 proxy statement.

ANNUAL SHAREHOLDER MEETING GUIDELINES

Place, Date and Time

The GEO Group’s Annual Shareholder Meeting (the “Meeting”) will be held at The Boca Raton Resort & Club (the “Hotel”) on April 29, 2015 at 9:00 am (ET).

Attendance

The Meeting is open to shareholders of record as of March 10, 2015. Shareholders must pre-register to reserve an admission ticket/credential and then present both the admission ticket/credential and a government-issued photo identification at the Hotel’s main entrance/gate in order to attend the Meeting.

If you are a registered shareholder and would like to attend the Meeting, please contact GEO Shareholder Services at shareholderservices@geogroup.com or by telephone at 1-866-301-4436 to reserve an admission ticket/credential. Please include your contact and mailing information in your request. If we cannot confirm that you are a registered shareholder, we will contact you for further information.

If you hold GEO shares in “street name” through an intermediary, such as a bank, brokerage firm, or other nominee, and you would like to attend the Meeting, please send us a written request for an admission ticket/credential either by regular mail, fax or email along with proof of share ownership as of the record date, March 10, 2015, such as a letter from the broker, trustee, bank, or nominee holding your shares to: Shareholder Services, 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487; fax: 1-561-999-7681; or email: shareholderservices@geogroup.com. Please include your contact and mailing information in your request.

Requests to reserve admission tickets/credentials will be processed in the order in which they are received and must be received no later than five business days before the Meeting date, or Friday, April 22, 2015. Admission tickets/credentials will be mailed ahead of the Meeting date to the mailing address provided in the request.

Security Requirements

For safety and security reasons, cameras, smartphones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases, or packages along with other items at the discretion of GEO will not be permitted in the Meeting. Attendees will have to check any such items prior to entering the Meeting room. Additionally for security and safety reasons, firearms, weapons, or other items believed to be dangerous will not be permitted in the Meeting. The distribution of printed, written and other materials by anyone other than GEO management will also not be permitted in the Meeting or in the general vicinity of the Meeting.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents were delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at (800) 635-9270 or writing them at 480 Washington Boulevard, Jersey City, New Jersey 07310.

•

If an intermediary, such as a broker or bank, holds your shares, please contact Broadridge and inform them of your request by calling them at (800) 542-1061 or writing them at Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Be sure to include your name, the name of your brokerage firm and your account number.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting.

By Order of the Board of Directors,

John J. Bulfin

Senior Vice President, General Counsel

and Corporate Secretary

March 18, 2015

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

APPENDIX A

THE GEO GROUP, INC.

SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

AS AMENDED AND RESTATED ON APRIL 29, 2015

1. PURPOSE

The purpose of this Plan is to attract, retain, and motivate designated key employees of the Company by providing performance-based cash awards. The Company believes such awards create a strong incentive for the key employees participating in the Plan to expend maximum effort for the growth and success of the Company. This Plan is effective for fiscal years of the Company commencing on or after January 1, 2016.

2. DEFINITIONS

Unless the context otherwise requires, for purposes of this Plan, the terms below shall have the following meanings:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(c)	“Code Section 162(m) Exception” shall mean the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

(d)	“Code Section 409A” shall mean Section 409A of the Code, and its implementing regulations and guidance.

(e)	“Company” shall mean The GEO Group, Inc. and any successor by merger, consolidation or otherwise.

(f)	“Committee” shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board to administer this Plan; it is intended that all of the members of any such Committee shall satisfy the requirements to be outside directors, as defined under Code Section 162(m).

(g)	“Discretionary Adjustment” shall have the meaning set forth in Section 5.3.

(h)	“Net-Income-After-Tax” means net income of the Company, after all federal, state and local taxes. For purposes of determining Net-Income-After-Tax, extraordinary items and changes in accounting principles, as defined by United States generally accepted accounting principles, shall be disregarded. Extraordinary items shall include, but are not limited to, items of unusual and infrequent nature (i.e., loss incurred in the early extinguishment of debt). Changes in accounting principles shall include, but are not limited to, those that occur as a result of new pronouncements or requirements issued by accounting authorities including, but not limited to, the Securities Exchange Commission and the Financial Accounting Standards Board. To the extent compliant with the Code Section 162(m) Exception, non-recurring and unusual items not included or planned for in the Company’s annual budget may be excluded from Net-Income-After-Tax in the sole and absolute discretion of the Committee.

(i)	“Participant” shall mean an executive employee of the Company eligible to receive a Performance Award in accordance with this Plan. The executive employees of the Company eligible to participate in the Plan are listed in Section 4 hereof.

(j)	“Performance Award” shall mean the amount paid or payable under Section 5.2 hereof.

(k)	“Performance Goals” shall mean the objective performance goals, formulas and standards described in Section 5.1 hereof.

(l)	“Plan” shall mean this Senior Management Performance Award Plan of the Company.

(m)	“Plan Year” shall mean a fiscal year of the Company.

(n)	“Pro Rata” shall mean a portion of a Performance Award based on the number of days worked during a Plan Year as compared to the total number of days in the Plan Year.

(o)	“Revenue” shall mean gross revenues of the Company.

(p)

“Salary” shall mean the Participant’s base salary in effect on the earlier of (i) the last day of the Plan Year or (ii) December 31st of such Plan Year, not taking into account any deferrals of base salary that such Participant may make to a 401(k) plan, a Section 125 plan or any other deferred compensation plan; provided, however, that the term “Salary” shall not, in any event, with respect to any Participant, exceed $2,000.000.

(q)	“Target Performance Award” shall mean the targeted Performance Award, expressed as a percentage of Salary as set forth in Section 4 hereof.

3. GOVERNANCE

The Plan shall be governed by the Committee. The Committee shall have the exclusive authority and responsibility to: (a) interpret the Plan; (b) determine amounts to be paid out under the Plan and the conditions for payment thereof; (c) certify attainment of Performance Goals and other material terms; (d) adjust Performance Awards as provided herein; (e) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (f) adopt, amend and rescind rules and regulations relating to the Plan; and (g) make all other determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect. Notwithstanding anything to the contrary, the Plan shall be administered on a day-to-day basis by the Chief Executive Officer and the Senior Vice President of Human Resources of the Company.

Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the interpretation and administration of the Plan shall be final, conclusive, and binding upon all parties. The Committee may rely on information and consider recommendations provided by the Board or the executive officers of the Company.

4. ELIGIBLE PARTICIPANTS; TARGET PERFORMANCE AWARD

The eligible Participants and the Target Performance Awards for such Participants are as follows:

Positions	Target Performance Awards (% of Salary)
Chief Executive Officer	100%
Chief Financial Officer	50%
Sr. Vice Presidents	45%

5. PERFORMANCE GOALS AND PERFORMANCE AWARDS

5.1	Performance Goals. The Performance Goals shall be the budgeted Revenue and Net-Income-After-Tax for the subject Plan Year, which shall be weighted as follows (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”):

Revenue	35%
Net-Income-After-Tax	65%

5.2	Performance Awards. Subject to compliance with Section 5.4 herein, each Participant shall be eligible to receive a Performance Award based on the Company’s financial performance for Revenue and Net-Income-After-Tax during the Plan Year.

Participants’ Annual Performance Awards will be calculated by applying the following percentage adjustment methodology separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results in accordance with the following chart:

Percentage of Budgeted Fiscal Year Targets Achieved for Revenue and for Net-Income-After-Tax	Percentage by which the Target Weighting of Revenue and Net-Income-After- Tax is Reduced/Increased
Less than 80%	No Performance Award

80% - 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

100%	No Adjustment to Target Weighting

101% - 120%

(Amounts over 120% shall not be considered for

purposes of this calculation)

2.5 times the percentage (positive) difference between the

actual achieved percentages of budgeted Revenue

(up to 120%) and Net-Income-After-Tax targets and

100% of the Revenue and Net-Income-After-Tax targets

Example A — Budget Performance (100% Target Payout)

Performance Goals	Budget	Actual	Percentage Difference between Actual and Budget	Factor	Percentage Adjustment to Target Weighting	Target Weighting	Actual Weighting
Revenue	$100.00	$100.00	0%	n/a	0%	35%	35%
Net Income	$10.00	$10.00	0%	n/a	0%	65%	65%
Total percentage applied to individual target performance awards							100%

Example B — 105% Target Payout

Performance Goals	Budget	Actual	Percentage Difference between Actual and Budget	Factor	Percentage Adjustment to Target Weighting	Target Weighting	Actual Weighting
Revenue	$100.00	$102.00	+2%	2.5	+5%	35%	36.75%
Net Income	$10.00	$10.20	+2%	2.5	+5%	65%	68.25%
Total percentage applied to individual target performance awards							105%

Example C — 95% Target Payout

Performance Goals	Budget	Actual	Percentage Difference between Actual and Budget	Factor	Percentage Adjustment to Target Weighting	Target Weighting	Actual Weighting
Revenue	$100.00	$98.00	-2%	2.5	-5%	35%	33.25%
Net Income	$10.00	$9.80	-2%	2.5	-5%	65%	61.75%
Total percentage applied to individual target performance awards							95%

Example D — 98.5% Target Payout

Performance Goals	Budget	Actual	Percentage Difference between Actual and Budget	Factor	Percentage Adjustment to Target Weighting	Target Weighting	Actual Weighting
Revenue	$100.00	$102.00	+2%	2.5	+5%	35%	36.75%
Net Income	$10.00	$9.80	-2%	2.5	-5%	65%	61.75%
Total percentage applied to individual target performance awards							98.5%

Following final calculations of the Company’s financial performance during the relevant Plan Year, data shall be presented to the Chief Executive Officer which shall set forth the Participants’ Performance Awards calculated in accordance with the Plan. The Chief Executive Officer shall review the data for all Participants, apply any Discretionary Adjustments applicable pursuant to Section 5.3, and then prepare final recommendations for the Committee.

5.3	Discretionary Adjustment. For Participants other than the Chief Executive Officer, the Chief Executive Officer may recommend a discretionary increase (the “Discretionary Adjustment”) to a Participant’s Performance Award of up to 50% of the Participant’s Target Performance Award calculated in accordance with the provisions of Sections 5.1 and 5.2, subject to review and approval by the Committee. The Chief Executive Officer shall not be eligible to receive a discretionary Performance Award adjustment pursuant to this Section 5.3.

5.4

Form and Timing of Payment; Committee Certification. The Performance Awards will be paid in cash to the Participants who are to receive such payments as soon as practicable after the award amounts are approved and certified in writing by the Committee; provided, however, that the Performance Awards shall be paid no later than March 15th following the end of the Plan Year to which such Performance Awards relate.

6. CHANGE IN STATUS

In the event that a Participant remains employed with the Company but is no longer eligible to receive a Performance Award during the Plan Year, whether due to a promotion, demotion or lateral move, the Participant shall be entitled to a Pro Rata portion of the Performance Award for which he/she was eligible under this Plan, subject to the terms of Section 5.4, based upon the length of time the Participant served in the eligible position, in which case such Performance Award (a) shall be determined after the end of the Plan Year during which the change in eligibility status occurs based solely on the actual results of the Company for such full Plan Year, and (b) shall not exceed a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the change in eligibility status occurs had the Participant remained eligible to receive a Performance Award for the full Plan Year.

7.	TERMINATION OF EMPLOYMENT. Notwithstanding anything herein to the contrary, subject to Sections 5.4 and 14 of this Plan, the provisions of this Section 7 shall apply in the event of the termination of employment of a Participant.

7.1	Termination by the Company for Cause. In the event that a Participant’s employment is terminated by the Company for Cause (as such term is defined under such Participant’s employment agreement with the Company), any Performance Award for the Plan Year in which the termination occurs will be automatically forfeited by the Participant.

7.2	Resignation or Voluntary Termination by the Participant Other Than for Good Reason. In the event that a Participant resigns or otherwise voluntarily terminates employment with the Company for any reason (other than by reason of retirement from the Company in accordance with Company policy and/or any agreement between the Company and the Participant, which is addressed in paragraph 7.4 below, or as a result of the Chief Executive Officer or Chief Financial Officer terminating his/her employment for Good Reason (as such term is defined in their employment agreements with the Company)), any Performance Award for the Plan Year in which the termination occurs will be automatically forfeited by the Participant unless the Chief Executive Officer, in his sole and absolute discretion, decides to grant a Performance Award for such Plan Year to such Participant, in which case such Performance Award (a) shall be determined after the end of the Plan Year during which the termination occurs based solely on the actual results of the Company for such full Plan Year, and (b) shall not exceed a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the termination occurs had the Participant remained employed with the Company for the full Plan Year.

7.3	Termination by the Company without Cause, by the Participant for Good reason, or as a Result of the Death or Disability of the Participant. In the event that a Participant’s employment is terminated (a) by the Company without Cause (as such term is defined under such Participant’s employment agreement with the Company), (b) by the Participant, but only in the case of the Chief Executive Officer or Chief Financial Officer, for Good Reason (as such term is defined in their employment agreements with the Company)), or (c) as a result of the death or disability (as such term is defined under such Participant’s employment agreement with the Company) of the Participant, then such Participant (or such Participant’s estate, as applicable), shall be entitled to receive a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the termination occurs had the Participant remained employed with the Company for the full Plan Year; provided, however, that such Performance Award shall not be determined until after the end of the Plan Year during which the termination occurs and shall be based solely on the actual results of the Company for such full Plan Year.

7.4

Termination as a Result of the Retirement of the Participant. In the event that a Participant’s employment is terminated as a result of the retirement of the Participant in accordance with Company policy on a date following the 90th day of then current Company fiscal year, the Participant shall be entitled to receive a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the termination occurs had the Participant remained employed with the Company for the full Plan Year; provided, however, that such Performance Award shall not be determined until after the end of the Plan Year during which the termination occurs and shall be based solely on the actual the results of the Company for such full Plan Year. No Performance Award or Pro Rata portion thereof shall be due or payable to a Participant whose employment is terminated as a result of a retirement that is effective prior to the 90th day of the then current Company fiscal year.

8. NON-ASSIGNABILITY

No Performance Award under this Plan or payment thereof, nor any right or benefit under this Plan, shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9. NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any Participant.

10. AMENDMENT OR TERMINATION

The Board reserves the right, in its sole discretion, to amend, modify, suspend, discontinue, or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that:

i.	no such amendment shall, without the prior approval of the stockholders of the Company in accordance with applicable law to the extent required under Code Section 162(m),

•	alter the Performance Goals as set forth in Section 5.1;

•	increase the maximum amounts set forth in Section 5.2 and Section 5.3;

•	change the class of eligible employees or the Target Performance Awards (% of Salary) set forth in Section 4; or

•	implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of the Code Section 162(m) Exception;

ii.	no amendment, suspension, or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a Performance Award for a Plan Year otherwise payable hereunder; and

iii.	in the event of any conflict between the terms of this Plan and the terms of any employment, compensation or similar agreement between the Company and a Participant, the terms of the employment, compensation or similar agreement between the Company and the Participant shall prevail.

11. SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12. WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

13. GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

14. REGULATORY PROVISIONS

This Plan is not intended to provide for deferral of compensation for purposes of Code Section 409A, by means of complying with Section 1.409A-1(b)(4) of the final Treasury regulations issued under Code Section 409A. The provisions of this Plan shall be interpreted in a manner that satisfies the requirements of

Section 1.409A-1(b)(4) of the final Treasury regulations issued under Code Section 409A and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Performance Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

In the event that following the application of the immediately preceding paragraph, any Performance Award is subject to Code Section 409A, the provisions of Code Section 409A are hereby incorporated herein by reference to the extent necessary for any Performance Award that is subject to Code Section 409A to comply therewith. In such event, the provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Performance Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

Notwithstanding any other provision of this Plan, if a Participant is not employed by the Company on the last day of the Plan Year to which a Performance Award relates, the maximum Performance Award payable to such Participant shall not exceed the “Pro-Rata Performance Award.” For this purpose, the term “Pro-Rata Performance Award” shall mean the Performance Award, if any, that would have been payable by the Company to such Participant for the Plan Year if and to the extent that the performance goals for such Plan Year have been met, if the Participant had been employed by the Company throughout the entire Plan Year, multiplied by a fraction, the numerator of which shall be the number of days from the first day of the Plan Year through and including the date of termination of employment and the denominator of which shall be the total number of days in the Plan Year.

15. REGULATORY PROVISIONS

A Performance Award (or any part thereof) may be forfeited and the Executive may be required to repay the Company such Performance Award (or any part thereof) upon such terms and conditions as may be determined by the Board in accordance with The GEO Group, Inc. Executive Adjustment and Recapture of Incentive Compensation Policy, as may be amended from time to time, or any successor policy or otherwise.

THE GEO GROUP, INC. 621 NW 53RD STREET SUITE 700 BOCA RATON, F 33487

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1	Election of Directors
Nominees

01	Clarence E. Anthony 02 Anne N. Foreman 03 Richard H. Glanton 04 Christopher C. Wheeler 05 Julie Myers Wood
06	Geoge C. Zoley
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2015;						☐	☐	☐
3	To hold an advisory vote to approve named executive officer compensation; and						☐	☐	☐
4	To approve The GEO Group, Inc. Senior Management Performance Award Plan, which we refer to as the Performance Award Plan.						☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

THE GEO GROUP, INC. Annual Meeting of Shareholders April 29, 2015 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints George C. Zoley and John J. Bulfin as Proxy, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned on March 10, 2015, at the Annual Meeting of Shareholders to be held at Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, FL 33432, at 9:00 A.M. (EDT), April 29, 2015 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 12 p.m. EDT on April 27, 2015. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction. This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR the election of the nominees and FOR Proposals 2, 3 and 4.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side